FIRST ADDENDUM TO
LETTER AGREEMENT

This First Addendum to Letter Agreement (“Addendum”) is an addendum to the Letter Agreement dated June 3, 2005 (“Agreement”) between the Cytomedix, Inc. (“Company”) and Andrew S. Maslan. Except as specifically set forth below, the Agreement remains unmodified and upon execution by both parties, this Addendum incorporates by reference all provisions of the Agreement not expressly modified or specifically deleted herein.

Position: Mr. Maslan shall be employed as Chief Financial Officer. In such capacity, Mr. Maslan shall report to the Company’s Chief Executive Officer and shall have such reporting relationships to the Audit Committee and the Board of Directors as are required by regulations applicable to the Company. He shall have the powers, responsibilities, restrictions and authorities as are assigned to him by the Chief Executive Officer or the Board of Directors. Mr. Maslan shall devote his full working time and efforts to the best of his ability, experience and talent to the performance of services, duties and responsibilities as the Company’s Chief Financial Officer.

Employment at Will: Mr. Maslan’s employment shall not be for any specific term and may be terminated by the Company at any time with or without “cause” as such term is defined in Exhibit B to the Agreement. If the Company, in its sole initiative and discretion, terminates Mr. Maslan’s employment without cause, Mr. Maslan shall be entitled to a six month severance package as follows: For a period of six months, Mr. Maslan will continue to receive his annual base salary and all other benefits on the same terms and schedules as existed immediately prior to his termination and for which he could continue to be eligible during that period, based on the governing terms and conditions of the benefits. . Options awarded will continue to vest during the six month period in accordance with applicable vesting schedules. Should Mr. Maslan wish to terminate his employment, he shall give the Company sixty days notice.

Salary and Benefits: Mr. Maslan shall receive a base salary of $155,000 beginning on July 1, 2006. This annual base salary is subject to annual review by the Compensation Committee for recommended potential increase each year. Any increase in base salary shall constitute base salary under the Agreement.

Stock Options: Upon recommendation by the Compensation Committee and approval by the Board of Directors, Mr. Maslan shall receive additional options under the Company’s Long Term Incentive Plan to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing sale price of the common stock on the date the Board of Directors approves the award. The options shall vest as follows:

Number of Options	Vesting Date

16,667	Twelve months from the date the Board of Directors approves the award.
16,667	Twenty-four months from the date the Board of Directors approves the award.
16,666	Thirty-six months from the date the Board of Directors approves the award.

Notwithstanding the above, the options shall vest immediately upon the termination of Mr. Maslan’s employment in connection with a change in control as such terms are defined in Exhibit B to the Agreement.

The other terms and conditions of the options shall be governed by the terms of a stock option award agreement in form substantially similar to that presently used by the Company.

Annual Bonus: Mr. Maslan shall be eligible for an annual target bonus of twenty-five percent (25%) of his earned salary, which may be payable in the form of cash, or by mutual agreement, in the form of stock options or a combination thereof. The annual bonus shall be contingent upon Mr. Maslan’s satisfaction of mutually agreed upon performance criteria and may be larger or smaller depending upon his performance. Any awards pursuant to an annual bonus plan shall be governed by the terms and conditions contained in the grant notice and stock option agreement issued to you by the Company.

Acceptance: By their signature below, the Company and Mr. Maslan agree that the Agreement, including Exhibits A and B, as modified by this Addendum, shall be binding upon and inure to the benefit of Mr. Maslan’s heirs and representatives and the assigns and successors of the Company, but neither the Agreement as modified by this Addendum, nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Mr. Maslan or by the Company, except that the Company may assign the Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business(es) of the Company.

EXECUTED AS OF October 4, 2006.

CYTOMEDIX, INC.

By:	/s/ Kshitij Mohan
Kshitij Mohan, Ph.D. Chief Executive Officer

By:	/s/ Andrew S. Maslan
Mr. Andrew S. Maslan